Companies – appeal against the decision of the Commissioner dated 11th September, 2014.

[2015]JCA061

COURT OF APPEAL
(Unknown)

27 March 2015

Before : Sir Hugh Bennett, President;

Sir Richard Collas, and

Anthony George Bompas, Esq, Q.C.

Between	**Consolidated Resources Armenia**	**Plaintiff**
And	**(1) Global Gold Consolidated Resources Limited**	**Defendants**
	(2) Mr Van Krikorian	
	(3) Global Gold Corporation	

Advocate A. Kistler for the Plaintiff.

Advocate J. M. P. Gleeson for the Second and Third Defendants.

JUDGMENT

BOMPAS JA:

This is the judgment of the Court.

Introduction

1. This appeal is brought by the Second and Third Defendants (that is Mr Van Z Krikorian ("Mr Krikorian") and Global Gold Corporation ("Global Gold")). It is argued on their behalf that the Royal Court should have granted a stay of the proceedings brought by the Plaintiff (that is Consolidated Resources Armenia ("Consolidated")). The Appellants contend that they are entitled to a mandatory stay of the proceedings as regards at least some of the claims raised by Consolidated, this stay being pursuant to pursuant to Article 5 of the Arbitration (Jersey) Law 1998 as amended by the Arbitration (Jersey) (Amendment) Law 1999 and subsequently renumbered pursuant to the Law Revision (Jersey) Law 2003 ("the Arbitration Law"); and it is said that the Royal Court was in error in declining the stay in that the Royal Court mistakenly concluded that under Article 27(2) of the Arbitration Law it had a discretion to refuse a stay or alternatively that it misdirected itself when exercising such discretion as it had.

2. There is a cross-appeal by Consolidated, which challenges the decision of the Royal Court that certain of the claims put forward by Consolidated are within the scope of an arbitration agreement to which Article 5 of the Arbitration Law applies.

3. The issues on this appeal, then, are broadly:-

   (i) First, what is the scope of any relevant agreement between any of the parties, so far as concerns arbitration? In particular do any and if so which of the claims put forward by Consolidated fall within the scope of an arbitration agreement between it and any of the Defendants?

   (ii) Second, should the proceedings, or part of the proceedings, be stayed for arbitration pursuant to any such arbitration agreement?

The facts

4. The judgment of the Royal Court under appeal (Consolidated Resources-v-Global Gold and Others [2014] JRC 169) was given on 11 September, 2014, following a hearing on 25 July, 2014, before Commissioner Clyde-Smith JA sitting with Jurats Morgan and Liston. Giving the judgment of the Royal Court, Commissioner Clyde-Smith JA gave a clear and concise summary of the principal facts. Nevertheless it will be convenient if we highlight certain points, setting them in context.

5. The First Defendant, Global Cold Consolidated Resources Ltd ("the Company") is a company limited by shares incorporated in Jersey on 26 September, 201,1 under the Companies (Jersey) Law 1991 ("the Companies Law"). The directors of the Company are Mr Krikorian and a Mr Caralapati Premraj ("Mr Premraj"). The shareholders are Consolidated and Global Gold, holding respectively 49% and 51% of the Company's issued shares.

6. For reasons which will become clear, although the Company is a defendant to these proceedings, it is taking no part.

7. The Company's constitution is unremarkable. So, for example, at general meetings resolutions are decided on a show of hands or (if duly demanded) on a poll, with each share giving one vote on a poll, and with the Chairman having a casting vote in the event of equality. The quorum at general meetings is two members present in person or by proxy, except that if a meeting has been summoned by the directors and is adjourned for want of quorum the member or members present at the adjourned meeting will form a quorum. Directors' meetings require a quorum of at least two directors (unless the Company has just one director for the time being). At Directors' meetings each director has one vote, with the Chairman having a casting vote.

8. It will be appreciated from the description in the previous paragraph that without a quorum the Company's board may be unable to act; and without the assistance of the Court there may be no way in which a general meeting could resolve this inability, where one of two directors fails to attend any board meeting so that the directors are left unable to summon a general meeting.

9. The Company was formed pursuant to a Joint Venture Agreement ("the JVA") dated as of 27 April, 2011, made between Global Gold and various of its subsidiaries on one side and Consolidated and an affiliate (Consolidated Resources USA) on the other. The Global Gold subsidiaries included Mego-Gold, LLC ("Mego-Gold") and Getik Mining Company, LLC ("Getik Mining"). Mego-Gold has interests in a mining exploration site at Toukhmanuk, Armenia; Getik Mining has interests in another site in Armenia.

10. The JVA recorded that Global Gold is a Delaware corporation and that Consolidated is a Cayman Islands company. It also recorded that there had previously been a binding agreement (referred to as "the Formation Agreement") dated 17 March, 2011, between the Global Gold companies and Consolidated for the formation of a joint venture, and that pursuant to this Consolidated had provided a funding advance of US$500,000. In addition the JVA incorporated definitions used in the Formation Agreement, but nevertheless provided that the JVA superseded the Formation Agreement.

11. The JVA also recited the facts, among others, (a) that Global Gold and its subsidiaries were engaged in gold and silver exploration in Armenia and owned exploration and mining properties there, (b) that Consolidated and its affiliate were an established worldwide resources company actively seeking strategic investments, (c) that the Global Gold companies and Consolidated had not long before made an agreement for developing properties, with Consolidated having made an advance of US$500,000, (d) that Consolidated would *"complete the remaining US$4.5 million of its US$5 million working capital commitment",* and (e) that the two sides would form a joint venture company to be established by Consolidated subject to terms mutually and reasonably agreed by Global Gold, with the new company to have no liabilities except pursuant to a Shareholders Agreement.

12. The JVA contained various provisions concerning the formation of the joint venture company (that is, the Company), for Consolidated's side to fund the US$4.5 million, for the *"Closing"* of the joint venture (at which time Mego-Gold and Getik Mining were to be brought under the Company), and for the Consolidated side thereafter to endeavour to begin having the Company publicly listed. The JVA also stipulated that the *"the initial common stock ownership, subject to an adjustment mechanism ... shall be established at 51% for [the Global Gold side]... and 49% for"* the Consolidated side. The adjustment mechanism seems to have been aimed at providing to Global Gold upwards of US$40 million for Mego-Gold and Getik Mining, while at the same time a provision was made for Consolidated to be able to provide cash with a view to maintaining its proportional stake in the Company.

13. By the JVA the US$4.5 million, referred to above, was to be paid as to US$1.4 million immediately and as to the remaining US$3.1 million by periodic payments over the following year. These sums were to be used in large measure to assist in developing Mego-Gold's and Getik Mining's respective properties. Completion of this programme of payment was to happen before *"Closing"* of the joint venture (Section 2.3.1 of the JVA).

14. The JVA also required, as another of the matters to enable *"Closing"* of the joint venture, the making of *"a mutually agreed Shareholders Agreement"* (Section 2.3.8 of the JVA). This Shareholders Agreement was (according to Section 2.3.3 of the JVA) to provide for voting rights at shareholders' meetings to be in proportion to *"the pro forma ownership"* of the Company, for each of the Global Gold side and the Consolidated side to have the right to appoint two directors, and for certain decisions to require unanimous approval by each side's directors *"subject to anti-deadlock provisions"*.

15. The JVA, by Section 9.10, is expressed to be *"governed by, and construed in accordance with, the substantive laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof"*.

16. Finally, and most materially, Section 9.12 of the JVA deals with *"Dispute Resolution"*.

    (i) This directs first of all that *"any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, or any non-contractual obligations arising out of or in connection with this Agreement"* are to be *"settled through consultation, mediation or arbitration pursuant to this section 9.12"*.

    (ii) The section then lays down a series of steps a party is to use for resolving a dispute: first, there must be an attempt at consultation; next there is to be reference to mediation; and then, if the mediation is unsuccessful, there is to be reference to arbitration.

17. (iii) The arbitration required by the section is to be in New York City under the Commercial Arbitration Rules of the American Arbitration Association, including the Optional Rules for Emergency Measures of Protection.

    (i) The Company was incorporated in September 2011, as already mentioned. A Delaware incorporated company, GGCR Mining LLC ("GGCRM") came to be formed as a wholly-owned subsidiary and, as matters developed, was to be the holding company for Mego-Gold and Getik Mining.

18. On 29 December, 2011, an instrument headed "Binding Term Sheet" was executed on behalf of the Company, GGCRM, Global Gold and Consolidated Resources. This provided for convertible notes of the Company of not less than US$2 million to be constituted and then to be subscribed by Consolidated. The Binding Term Sheet contemplated that, with the exception of a small advance, the bulk of the convertible notes were to be subscribed after *"Closing"* of the joint venture and were to be for a year's maturity at most. The Binding Term Sheet also provided for Global Gold to give a guarantee of the Company's obligations under the convertible notes, but curiously only until the closing of the joint venture.

19. The Binding Term Sheet contains no express statement of any governing law, and has no provision for dispute resolution.

20. On 17 January, 2012, the Company executed a Note Instrument constituting not less than US$2 million of interest-free Secured Fixed Rate Convertible Notes. Any Notes were, by the Note Instrument and the conditions of the Notes, to be repayable at par on the first anniversary of their issue. They gave, alternatively, an early right to repayment at an uplifted amount in the event of a public offering of the Company's ordinary shares on a stock exchange or a change of control of the Company or its subsidiaries. The conversion rate is the same (US$784,314 for each 1% of the Company's issued share capital) as the cash payment right given to Consolidated by the JVA, as described above.

21. On its face the Note Instrument has connection with the JVA: it provides by Schedule 1 (that is in the Conditions of the Notes thereby constituted) that capitalised terms used in the Note Instrument had, unless otherwise defined, the meanings given in the JVA. Further, that same Schedule provides that if *"the Security [is] to terminate ... pursuant to the Closing of the JV Agreement"*, the Company is to extend full faith and credit to secure repayment of the Noteholder. (In this context *"the Security"* is defined as meaning *"the security created pursuant to a guarantee and security agreement"* between Global Gold and Consolidated). Further, the Note Instrument recites the fact that the Company had entered into the Binding Term Sheet, and sets out the Binding Term Sheet in its entirety as a Schedule. As mentioned above, the Binding Term Sheet provides for a guarantee to be given by Global Gold.

22. The Note Instrument is expressed to be governed by Jersey Law, with the Jersey Courts having exclusive jurisdiction *"to settle any dispute arising out of or in connection with this Instrument and/or the Notes (including a dispute relating to any non-contractual obligations arising out of or in connection with this Instrument and/or the Notes)."*

23. The form of the Notes to be issued pursuant to the Note Instrument is set out in a schedule to the Note Instrument. In addition to the provisions mentioned above, the Conditions of the Notes cover such matters as early repayment, the return to be provided on the Notes, redemption, transfer and so forth. They also state that *"The Notes and any non-contractual obligations arising out of or in connection with the Notes shall be governed by Jersey law"*. There is no provision in the Conditions of the Notes dealing with dispute resolution; but as the Notes were issued *"subject to and with the benefit of the provisions of the Instrument"*, there is in the Notes an express submission to the exclusive jurisdiction of the Jersey Courts.

24. Consolidated has alleged in these proceedings that pursuant to the Note Instrument it has advanced US$2,197,453 to the Company, and that between 20 January and 28 March, 2012, the Company issued three Notes, each for a nominal amount of US$500,000. The Appellants agree that the Company issued the three Notes, but otherwise deny this allegation.

25. The Shareholders Agreement contemplated by the JVA came to be made between the Company and each of Global Gold and Consolidated. It is dated 18 February, 2012, and expressed to be governed by laws of New York.

26. In Section 1 the Shareholders Agreement contains definitions of the JVA, the Binding Term Sheet and the Note Instrument, as well as a definition of *"the Letter"*: this is described as a side letter to the Binding Term Sheet and said to have been dated 17 January, 2012. It is common ground between the parties that the

document referred to is the Supplemental Letter which we describe later. These four instruments, the JVA, the Binding Term Sheet, the Note Instrument and the Supplemental Letter, all feature in Section 14.11 of the Shareholders Agreement, referred to below.

27. The Shareholders Agreement contains a covenant by the Company to be governed by the terms of the Shareholders Agreement, and covenants by Global Gold and Consolidated to vote their shares to give effect to the Shareholders Agreement. It provides for the organisation and management of the Company. It has a provision which would give each of Global Gold and Consolidated the right to appoint two directors, and also the ability, by reason of contractual requirements set for quorums and for the taking of certain decisions, for one side to bring about a deadlock. There are provisions of a usual kind for share transfers, pre-emption, accession of new shareholders and so forth. There are confidentiality provisions. And, by Section 14.15, it is provided that *"This Agreement shall be governed by and interpreted and enforced in accordance with the laws of New York"*.

28. Central to the issues on this appeal is Section 14.11 of the Shareholders Agreement. This starts as if it would be a conventional *"entire agreement"* clause. However after two or three lines it becomes quite unconventional. It reads as follows:-

> *"Section 14.11 Entire Agreement*
>
> *This Agreement constitutes the entire agreement between the Parties with respect to the matters provided for herein and supersedes all prior agreements, understandings, negotiations and discussions (whether oral or written) of the Parties with respect to the matters herein, provided however, that in no event shall any of the following be superseded by this Agreement (i) the Joint Venture Agreement dated as of April 27, 2011 by and between GGC and certain of its affiliates, on the one hand, and CRA and certain of its affiliates, on the other hand, (ii) the Binding Term Sheet for the Convertible Notes executed on December 29, 2011 by and between GGC and certain of its affiliates, on the one hand, and CRA and certain of its affiliates, on the other hand, and the Company and (iii) the Note Instrument creating such Convertible Notes. Should the terms and provisions of this Shareholder Agreement conflict with any of the terms and provisions of the Joint Venture Agreement, the Convertible Notes, the Binding Term Sheet, the Note Instrument or the Letter, then the terms and provisions of the Joint Venture Agreement, the Convertible Notes, the binding Term Sheet, the Note Instrument and the Letter (as applicable) shall prevail. The Joint Venture Agreement, the Convertible notes, the Binding Term Sheet, the Note Instrument and the Letter are hereby incorporated by reference in their entirety into this Shareholder Agreement including the Remaining Consideration Payable to GGC (the "Remaining Consideration"). There are no representations, warranties, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and none of the Parties has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement."*

29. It will be noted that the proviso in the first sentence of Section 14.11 expressly exempts three instruments from being superseded by the Shareholders Agreement (namely the JVA, the Binding Term Sheet and the Note Instrument). This exemption does not mention the Letter; but the second sentence, with its reference to the three instruments as well as to the Letter, must surely be taken to indicate that the Letter also has not been superseded by the Shareholders Agreement: its terms are to prevail where inconsistent with the Shareholders Agreement.

30. It will also be noted that the third sentence of Section 14.11 provides for each of the JVA, and the three other four instruments mentioned in the previous paragraph, to be *"incorporated by reference in their entirety into this Shareholders Agreement..."* The import of this part of Section 14.11 has been given a great deal of attention in the argument on this appeal.

31. On 19 February, 2012, Global Gold executed a guarantee ("the Guarantee") of the Company's performance

of its obligations under the Notes, this Guarantee being in favour of Consolidated Resources. No doubt this was the guarantee required by the Binding Term Sheet and contemplated by the Note Instrument as providing security for the Note holders. The Guarantee is expressed to have been made in New York State and to be governed by, and construed in accordance with, the internal laws (without regard to the conflict of laws provisions) of the State of New York.

32. A Supplemental Letter agreement dated as of 19 February, 2012, was made between Global Gold, Consolidated, the Company and GGCR Mining LLC. This Supplemental Letter makes reference to the JVA and the Shareholders Agreement. It contains several relevant provisions:-

(i) The Supplemental Letter explains that it has been made in connection with a request for funding from Consolidated prior to the closing of the joint venture, the funding being under the Note Instrument.

(ii) It also explains that the Shareholders Agreement had been entered into before closing of the joint venture.

(iii) It contains various immaterial provisions concerning directors of the Company. Materially, however, it goes on to make a change to the JVA, and also to provide that notwithstanding Section 14.11 of the Shareholders Agreement two of the provisions of the JVA concerning directors' appointments are to be superseded by the Shareholders Agreement so long as it continues.

(iv) As to funding, the Supplemental Letter stipulates that *"promptly following the Effective Date, [Consolidated] shall resume funding under the [Notes] on the terms and subject to the conditions set forth in the Instrument and [the Company] shall continue to issue such notes to [Consolidated] upon completion of each subscription and payment therefore"*.

(v) It provides that, except as modified by the Supplemental Letter, the JVA and the Shareholders Agreement are each to remain in full force and effect.

(vi) It is expressed to be governed by and construed in accordance with the laws of the State of New York.

(vii) Importantly it confirms the application of the dispute resolution provisions, including the arbitration provision, in the JVA. This it does by providing that *"...any disputes with regard to the subject matter hereof shall be settled in accordance with Section 9 12 of the [Joint Venture] Agreement..."*

33. An issue on this appeal is the extent to which any of the claims made by Consolidated involve disputes with regard to the subject matter of the Supplemental Letter, within the meaning of the provision in the Supplemental Letter we have just referred to.

34. It seems that there had been difficulties between the parties even before the making of the various agreements in February 2012. However, in the period which followed the making of all these agreements Consolidated and Global Gold encountered further difficulties, which came to a head in early 2014. For instance there was no listing of the Company's shares, and in September 2013 a proposed takeover of the Company came to nothing. As explained by Commissioner JA Clyde-Smith in giving the Royal Court's judgment, each side blames the other for these set-backs.

35. As early as June 2012 Consolidated had sent a letter to the Company which enclosed a *"proposed derivative action"* against Mr Krikorian in the United States District Court for the Southern District of New York. The draft complaint explained that the alleged responsibility for breach of director's duties set out in the complaint *"is separate and distinct from [Global Gold's] responsibility for failure to meet its obligations under the terms of the [JVA], which will be addressed in a separate forum"*. Mr Krikorian responded to this by an email which, among other things, drew attention to Section 9.12 of the JVA.

36. On 10 March, 2014, Consolidated started these proceedings obtaining ex parte interim injunctions against the Company and the Appellants. What had happened was that in February 2014 Mr Krikorian had issued notices summoning a meeting of the Company's board and purporting to summon a shareholders' meeting. Mr Premraj did not attend the board meeting, and the meetings were without any quorum and ineffective. These meetings were then adjourned to 7 March, 2014, although of course the shareholders' meeting had not been duly summoned in the first place: in the absence of participation by Mr Premraj or Consolidated the adjourned meetings would have been ineffective.

37. The Order of Justice by which the proceedings were started has an introduction which explains that the Company *"was incorporated pursuant to a Joint Venture Agreement ... for the purpose of taking advantage of opportunities in the gold mining industry in Armenia"*, and that *"the intention of the JVA was to incorporate [the Company] and to develop its business until such time as its equity could be offered for sale to the public"*.

38. After this the Order of Justice falls into two sections, each putting forward quite distinct bases of claim. The first section raises contractual claims against the Company and Global Gold. The second section seeks statutory relief which the Royal Court is empowered to give by the Companies Law 1991, namely relief under Articles 141 and 143 where there has been unfairly prejudicial conduct of a company's affairs and as an alternative the winding up relief under Article 155 on the just and equitable ground.

39. The first of these two sections of the Order of Justice is itself divided into two parts, headed respectively *"the Loan Note Claims"* and *"the Guaranty Claims"*. In these parts Consolidated claims payment of the amount said to have been advanced by Consolidated to the Company on the terms of the Notes. This claim is

against the Company as issuer of the Notes and against Global Gold as guarantor pursuant to the Guarantee for sums totalling US$1.67 million.

40. Quite separately, arising from the first section of the Order of Justice there is a claim for an account for US$5 million said to have been advanced by Consolidated as working capital. The prayer to the Order of Justice does not limit the allegedly accounting parties to any one or more of the Defendants, so that as pleaded the claim is against them all.

41. The pleaded basis of this claim is that: *"In the course of the development of the [Company's] business [Consolidated] agreed to and did advance the sum of US$5,000,000 as working capital. The purposes for which the capital could be used are set out in a Schedule to the JVA".* There is a further allegation, as a particular of unfairly prejudicial conduct that the Company "has failed to account to [Consolidated] for the US$ 5,000,000 investment made by [Consolidated]".

42. This claim is not one for repayment of money lent. It would appear to be a claim on the basis that the money provided may not have been applied in accordance with the requirements of the JVA. Any claim relating to this US$5 million would depend upon not only the application of the terms of the Schedule to the JVA, but also Article II of the JVA. By Articles 2.1.1 and 2.2.3 this provides as follows:-

> *"2.1.1 Prior to the Closing, [Consolidated] shall have funded a total of $5 million of the Initial Consideration, inclusive of the $500,000 Advance already paid, to be used for working capital, [Consolidated] will exercise control over the release and use of all working capital provided and has agreed on a separate use of proceeds in advance with the funding scheduled as follows ..."*
>
> ...
>
> *2.2.3 The parties shall act as follows ... [Global Gold], in coordination with [Consolidated], shall employ the Initial Consideration primarily to fund the expansion of the Toukhmanuk plant to an ore milling target of 300,000 tons per annum, secondarily to fund the reduction or elimination of certain liabilities and expenses ... and thirdly to fund the 2011 exploration program at Toukhmanuk and Getik and [Global Gold] corporate overhead..."*

43. The second section of the Order of Justice follows under the heading *"The Unfair Prejudice Claim"*. This section, and the prayer for relief relevant to it, has been amended since the Order of Justice was issued and the interim injunction was obtained.

44. In its original form the Order of Justice made the assertion that Mr Krikorian and Global Gold are in control of the Company and that in various ways the affairs of the Company have been conducted in a manner which is unfairly prejudicial to Consolidated. Several of the pleaded instances of unfairly prejudicial conduct involve in express terms breaches of or failures to comply with the JVA. The Order of Justice also set out the text of Article 141 of the Companies Law 1991, the provision enabling a company's member to apply for relief under Article 143 on the grounds of unfairly prejudicial conduct; and the relief specified in the prayer as being requested under Article 143 was *"(a) delivery up to [Consolidated] of the books and records of [the Company], (b) an audit and valuation and/or (c) payment of damages by the Defendants or each of them"*.

45. In the Order of Justice as originally formulated there was, in the prayer, as an alternative to the relief claimed under Article 143, a claim for an order for the winding up of the Company on the grounds that a winding up is just and equitable. There was no express reference to the winding up Article in the Companies Law, Article 155; and there was no express reference to anything which was said to make winding up just and equitable.

46. By amendment the Order of Justice has been considerably expanded to support the winding up claim. It now sets out as grounds for this winding up both the instances of conduct alleged to be unfairly prejudicial to Consolidated, and also a case that the Company is in a state of deadlock because a consensus between Consolidated and Global Gold is required, and there cannot be any future prospect of consensus because trust and confidence between the parties has been dissipated by reason of various actions of Mr Krikorian.

47. Also by amendment the case for just and equitable winding up is pleaded on the ground that *"having regard to the Joint Venture Agreement and the Shareholders' Agreement"* Consolidated had, and was entitled to have, a legitimate expectation that the Company and its business would be operated for the benefit of Consolidated and Global Gold. To found this legitimate expectation it is pleaded, as to the JVA, that it recites

and affirms intentions of those two parties. The claim is made that actions of Mr Krikorian and Global Gold have caused the Company to be operated contrary to that expectation.

48. Consolidated's application for the interim injunction in the unamended Order of Justice was supported by an affirmation of Mr Borkowski. He explained that he is Consolidated's sole director. He went on to say that the Company is *"the subject of this case ... and the central allegations are that (i) the [Company] is indebted to [Consolidated] in respect of a number of convertible loan notes; and (ii) the corporate governance of the [Company] has been conducted by [Mr Krikorian] and/or [Global Gold] in a manner which is unfairly prejudicial to [Consolidated]"*. He exhibited the Company's Memorandum and Articles of Association, the Note Instrument, the Shareholders Agreement, the Supplemental Letter and Global Gold's Guarantee. He did not, however, exhibit a copy of the JVA.

49. The Appellants applied, unsuccessfully as it turned out, for orders setting aside the injunctions on the grounds of material non-disclosure and for an order staying the proceedings pending arbitration, this last being the order now appealed from.

50. On the other side Consolidated applied for a default judgment against the Company on the ground that the Company had failed to file an Answer. This application was refused: at the time the Company was (as it still is) unrepresented, as Consolidated has been maintaining that there are no attorneys properly appointed to represent the Company in these proceedings. This is because the Company's board is deadlocked (Mr Premraj not having attended any Directors' meetings) and by themselves the Appellants have no authority to represent the Company.

51. In the course of the various applications numerous and lengthy affirmations and affidavits were made on each side, by Mr Borkowski for Consolidated and by Mr Krikorian for Global Gold. Mr Krikorian's affidavits were highly critical of the conduct of these proceedings on behalf of Consolidated and of the conduct of Global Gold, Mr Borkowski and Mr Premraj in general. It is said in the amended Order of Justice that what has been alleged is that they *"acted fraudulently"*. Such allegations, says Consolidated in its amended Order of Justice, have been repeated by Mr Krikorian in a number of emails to third parties. There is also an allegation in the amended Order of Justice that Mr Krikorian *"has made public allegations of fraud in statutory filing which is readily available and accessible to the public via United States' Securities Exchange website"*.

52. Most of the contracts which have been described above are expressly New York law agreements. This includes indeed the Shareholders Agreement, an agreement to which the Company is a party and which is to be as amongst the Company and its shareholders the principal instrument governing the Company's constitution.

53. Before the Royal Court there was a document (an opinion from a Steven Kayman) which the Appellants sought to rely upon as evidence of New York law. In the event the Appellants chose not to pursue an argument that the document was to be admitted in evidence; and the hearing proceeded with the parties agreeing by their advocates that that for the purposes of the application New York law was to be treated as not differing materially from Jersey law.

54. On the appeal the Appellants submitted that the Royal Court *"should have applied New York law or considered that it alone should be applied in determining every issue concerning the dispute"*. This submission we have no hesitation in rejecting, in view of the agreement we have just referred to. Further, the submission fails to take any account of the express choice of Jersey law in relation to the Note Instrument. Yet further, there is no application before us to adduce fresh evidence as to foreign law. The upshot is that we are proceeding on this appeal on the basis that New York law is in all material respects the same as the law of Jersey.

Issue 1 - Is there a relevant arbitration agreement?

55. In the present case it is accepted on behalf of Consolidated that Consolidated is party to an arbitration agreement contained in the JVA and also to one contained in the Supplemental Letter. Nevertheless there are three questions. First, do these agreements, or does any other arbitration agreement, by its terms apply to the disputes now being sought to be raised by Consolidated in these proceedings? Second, who are the parties to any agreements, if there are any, which so apply? Third, are the disputes which any such agreements require to be referred to arbitration capable of being properly referred? The mandatory stay provisions in Article 5 of the Arbitration Law would not apply if the arbitration agreement were *"null and void, inoperative or incapable of being performed"*; but no-one is alleging that that is so.

56. The Royal Court, in its judgment delivered by Commissioner Clyde-Smith JA, (Consolidated Resources-v-Global Gold and Others [2014] JRC 169), held that the arbitration agreement in the JVA was drafted in wide terms and for that reason applied to all disputes arising out of the joint venture. The Court said (at paragraph 31):-

> ***"Taking a narrow view, it is true that the Shareholders' Agreement contains no dispute resolution provision but paragraph 9.12 of the Joint Venture Agreement is widely drawn. There is no question that it constitutes an arbitration agreement binding on the parties and in our view it is wide enough to encompass the unfairly prejudicial conduct on the part of Global Gold of which Consolidated Resources***

now complains. We find that it was the intention of the parties to the Joint Venture Agreement that all disputes between them arising out of the joint venture, which would include their conduct as shareholders in the Joint Venture Company, would be referred to arbitration unless expressly agreed otherwise."

57. In arriving at this conclusion the Royal Court rejected the argument put forward by the Appellants, that there was a relevant arbitration agreement contained in the Shareholders Agreement; and the Royal Court also rejected the submission that the Supplemental Letter contained any arbitration agreement relevant to the disputes to be determined in these proceedings. The consequence of the Royal Court's view is that so far as relevant the only arbitration agreement is in the JVA and is between Consolidated and Global Gold.

58. We agree with the Royal Court's finding expressed in the last sentence we have just quoted from the judgment delivered by Commissioner Clyde-Smith JA. As appears, we think that it makes no difference that since the hearing before the Royal Court Consolidated has amplified its claim for a just and equitable winding up (that is, for relief under Article 155 of the Companies Law), so that the claim for that relief does not now feature as a mere after-thought: the dispute which founds that claim is just as much one arising out of the joint venture which is the subject of the JVA as is the claim for unfair prejudice relief. Below we explain our reasons in a little greater detail; and this is sufficient to lead to Consolidated's cross-appeal being dismissed. However, that is not quite the end of the matter.

59. Before us, and in response to Consolidated's cross-appeal, Global Gold has submitted (as it did before the Royal Court) that the arbitration agreement in the JVA is incorporated into the Shareholders Agreement. The submission is that, by virtue of section 14.11 of the Shareholders Agreement, the JVA is preserved in its entirety and that it is granted superior status to the Shareholders Agreement in that any conflict between the provisions of the two agreements is resolved in favour of the JVA.

60. The Royal Court had rejected that argument on the basis that the several instruments listed in section 14.11 cannot be merged into a single agreement without extensive re-drafting. The Royal Court held that on the proper interpretation of section 14.11, the several instruments mentioned, including the JVA, remain distinct agreements but are incorporated into the Shareholders Agreement.

61. We agree with the Royal Court that the several instruments remain distinct agreements. We disagree, however, with Consolidated's submission that as a consequence the Shareholders Agreement contains no arbitration agreement; and we also conclude that an effect of section 14.11 of the Shareholders Agreement, with its incorporation of the JVA, is that as between the other parties to the Shareholders Agreement the Company has become party to the JVA, so far as applicable (including as regards the dispute resolution machinery in section 9.12 of the JVA).

62. Section 14.11 provides that in the event of conflict between the terms of the Shareholders Agreement and any term of one of the other instruments, the latter prevails and the Shareholders Agreement is subsidiary to it. The section does not allow for a situation where there is conflict between the terms of the different instruments listed in section 14.11. The Appellants contend that the JVA is the over-arching agreement and for that reason its terms prevail. Whilst there is nothing in the language of section 14.11 to state that the terms of the JVA are to be given precedence over those of the Note Instrument or any of the other instruments listed, Advocate Gleeson asked us to respect the submission to arbitration and, when deciding which provisions shall prevail, to have regard to the commercial centre of the venture. He relied upon a passage in Mustill & Boyd Commercial Arbitration 1st ed at 76, applied by the Royal Court in Emans v Jumpertz [2001] JLR 291, stating that where there are conflicting arbitration provisions in different agreements, the court will try to save the parties' choice of submission to arbitration either by reconciling the two provisions or by applying one to the exclusion of the other save where the differences are such that the court cannot do so, in which case it will treat the agreements as containing no provision for arbitration. In deciding whether the conflict could be resolved, he urged us to have regard to the commercial centre of the transaction on the assumption that commercial parties acting commercially will have intended that those provisions apply to the exclusion of others (following UBS AG v Nordbank AG [2009] 1 CLC 934).

63. For his part, Advocate Kistler for Consolidated agreed with the legal principles governing the interpretation of contractual provisions, as set out in paragraph 24 of the Royal Court's judgment. He urged us to consider objectively what the parties intended, with no presumption in favour of assuming that the parties agreed to submit their disputes to arbitration.

64. If section 14.11 did not apply, there would be no conflict between the Shareholders Agreement and the JVA as to how disputes are to be resolved; the Shareholders Agreement would be silent on the matter. There is however conflict between the dispute resolution provisions of two of the instruments purportedly incorporated into the Shareholders Agreement by section 14.11 that is the JVA and the Note Instrument. The latter is expressed to be governed by Jersey Law with the Jersey courts having exclusive jurisdiction to settle any disputes. The only other relevant instrument that contained an arbitration agreement is the Supplemental Letter which expressly incorporated section 9.12 of the JVA.

65. The proper approach to the construction of arbitration clauses in commercial documents was considered by the House of Lords in Fili Shipping Co Ltd v Premium Nafta Products Ltd [2007] Bus LR 1719. At paragraph 13 of his speech Lord Hoffman said:-

> ***"In my opinion the construction of an arbitration clause should start from the assumption that the parties, as rational business men, are likely to have intended any dispute arising out of the relationship into which they have entered or purported to enter to be decided by the same tribunal. The clause should be construed in accordance with this presumption unless the language makes it clear that certain questions were intended to be excluded from the arbitrator's jurisdiction."***

66. Section 9.12 is drafted in wide terms, as the Royal Court correctly concluded. In Makarenko v CIS Emerging Growth Ltd [2001] JLR 348, at paragraph 22, Birt DB quoted Bingham LJ in Ashville Investments Ltd v Elmer Construction Ltd [1989] QB 488 who, when referring to the phrase ***"in connection with this agreement"***, said ***"Any dispute or difference unconnected with the parties' contractual relationship is not subject to the arbitration agreement. Any other dispute or difference is."*** Here, section 9.12 is even wider in that it extends to any disputes concerning non-contractual obligations arising out of or in connection with the JVA.

67. What we have found in the present case is an extremely widely drafted arbitration agreement in the JVA, being the contract which in our view is at the commercial centre of the joint venture between Consolidated and Global Gold. The same agreement is expressly included in the Supplemental Letter to which the Company was an additional party as to any disputes with regard to the subject matter of the Supplemental Letter. In our view, the subject matter includes the Shareholders Agreement which is mentioned in section 2 of the Letter. Advocate Kistler submitted that it is only a dispute as to the execution and delivery of the Shareholders Agreement that would fall within the subject matter of the Supplemental Letter; but in our view, that cannot be what the parties intended, having also included the Supplemental Letter in the instruments listed in section 14.11 of the Shareholders Agreement.

68. In our judgment, the effect of section 14.11 of the Shareholders Agreement was to incorporate section 9.12 of the JVA into the Shareholders Agreement. That is the natural meaning of the words *"The Joint Venture Agreement.......and the [Supplemental] Letter are hereby incorporated by reference in their entirety into this Shareholder Agreement"*. A consequence of that finding is that the Company was party to the same arbitration agreement as that contained in the JVA; the Company is a party to the Shareholders Agreement and to the Supplemental Letter whereas it was not a party to the JVA, not having been formed at that time.

69. A further issue we have to consider is the scope of the arbitration agreement and whether the effect of its incorporation into the Shareholders Agreement was that disputes connected with the latter would be included within its scope (assuming that the disputes might not also be connected with the contractual relationship constituted by JVA). As originally drafted in the JVA, section 9.12 applies to disputes arising out of or relating to *"this Agreement"* or non-contractual obligations arising out of or in connection with *"this Agreement"*. The reference here to *"this Agreement"* is to the JVA. However we consider that by incorporating the JVA into the Shareholders Agreement, the parties to the Shareholders Agreement must have intended that disputes connected with the contractual relationship constituted by the Shareholders Agreement would also be referred to arbitration. In other words that *"this Agreement"* would include the JVA and the Shareholders Agreement for the purposes of the arbitration clause.

70. As for the conflict between the arbitration clause in the JVA and the exclusive jurisdiction clause in the Note Instrument, we look to the commercial centre of the transaction which is undoubtedly the JVA. Some support for our conclusion can be found in the fact that the Shareholder Agreement is expressed to be governed by New York law. The choice of New York law in that agreement undermines, in our view, Advocate Kistler's contention that the parties had intended to distinguish between, on the one hand, the commercial aims of the joint venture and, on the other hand, matters of the internal and corporate administration and governance of the Company with disputes arising from the former being referred to arbitration in New York and the latter being resolved in Jersey.

71. The only obligations which the parties expressly agreed would be subject to a different form of dispute resolution are those arising under the Note Instrument which conferred exclusive jurisdiction on the Jersey courts.

72. We turn now to the particulars pleaded in the Amended Order of Justice which, it is to be noted, now include detailed particulars of the claim for winding-up on just and equitable grounds and which were not contained in the original Order of Justice that was before the Royal Court. As we have said, the arbitration agreement is very wide in its scope. It can be analysed in two parts. The first limb of the agreement applies to any dispute, controversy or claim arising out of or relating to the JVA (or the Supplemental Letter); and the second limb concerns any claim arising out of or relating to *"any non-contractual obligations"* arising out of or in connection therewith. A number of the particulars in the Order of Justice and the Amended Order of Justice arise out of or relate directly to the JVA and therefore come within the first limb of the agreement. Others fall to be treated under the second limb.

73. Those under the first limb include most of the particulars of conduct complained of in support of the unfair prejudice claim. Particulars 22 (ii) to 22 (vi) are all pleaded to be a breach of a term of the JVA or to be consequent upon a breach thereof.

74. Particulars 22(vii) to (x) allege respectively: wrongful interference by Mr Krikorian in the conduct of an audit; maintaining two sets of accounts; the unlawful holding of cash by a director of Mego-Gold; neglect in taking care of the tax liabilities of Mr Krikorian and Global Gold; and the procuring by Mr Krikorian of an audit whose accuracy could not be accepted due to the lack of independence of the auditor. Those alleged breaches might be considered to arise from or relate to the obligations in sections 4.1 and 4.2 of the JVA to maintain all licences and to submit all notifications, consents and approvals required. Alternatively, if they arise solely from obligations under the Shareholders Agreement, they are referable to arbitration as a consequence of our finding that the arbitration provisions were incorporated into that Agreement.

75. The allegation in particular 22(xi) of failure to account to Consolidated for its investment of US$5,000,000 arises directly from the JVA being the agreement which gave rise to the obligation to make the payment.

76. On the other hand, particulars (xiii) and (xiv) are pleaded as breaches of the Note Instrument, not of the JVA. Particular (xv) alleging the improper convening of a shareholders meeting on 27 February, 2014, arises, it seems to us, from the Shareholders Agreement rather than directly from the JVA; but nevertheless even in this case it may be said that the Shareholders Agreement was itself legislated for by the JVA and is part of the joint venture relationship flowing from that agreement.

77. In conclusion the majority, but not all, the particulars of allegedly prejudicial conduct arise from or relate to terms of the JVA and thus fall to be resolved by arbitration under the first part of section 9.12. They are therefore subject to the mandatory stay provisions in article 5 of the Arbitration Law.

78. As we have said, under the second part of section 9.12, any dispute relating to non-contractual obligations arising out of or in connection with the JVA is also to be arbitrated. Advocate Kistler conceded that the non-contractual obligations would include any claim for misrepresentation and, if it were alleged, a trustee or fiduciary duty arising from the payment of money. In our view, such obligations could include the obligation not to conduct the affairs of a company in a manner prejudicial to one of its shareholders which does not derive from the JVA or any other agreement of the parties but from the provision in the Companies Law of a remedy for a shareholder who alleges he has been subject to unfair prejudicial conduct. We are therefore of the view that all the particulars of conduct alleged in support of this head of the claim are caught by the second part of section 9.12.

79. The pleaded particulars of the claim for a just and equitable winding up of the Company which have been added to the Order of Justice by amendment repeat all the allegations in section 22. Consolidated also pleaded particulars of deadlock and further particulars of the breakdown of trust and confidence between the parties which are alleged to be such that the future operation of the joint venture is impossible as the affairs of the Company cannot be managed other than by consensus between Consolidated, Global Gold and officers thereof.

80. Certain of the deadlock particulars are pleaded to be breaches of provisions of the Shareholders Agreement into which, as we have said, the arbitration agreement has been incorporated. In any event, the Shareholders Agreement contains details of how the Company is to be directed and how decisions are to be taken but the requirement that certain actions of the Company require the unanimous consent of directors appointed by the two principal shareholders originates from section 2.3.3 of the JVA. Consequently, any dispute in respect of those provisions could be said to be subject to resolution in accordance with the provisions of the JVA.

81. Advocate Kistler submitted that the substance of the dispute is the deadlock between the parties caused by the Second and Third Defendants' conduct of the Company's affairs in breach of the Shareholders Agreement and in breach of Jersey Companies law. Those Defendants' conduct thwarted the public listing of the shares in the Company which was a fundamental objective of the JVA and is a matter for which no provision was made in the JVA; it only allowed for termination of the agreement in accordance with specific events set out in section 9. Those Defendants also thwarted a private sale of shares in the Company but that was a matter which was never envisaged in the JVA. Thus, he submitted, the dispute does not arise from the JVA and hence does not fall within the scope of the arbitration agreement.

82. We cannot accept Advocate Kistler's analysis of the substance of the dispute. The complaint concerns various disputes in relation to the development of the joint venture contemplated by and constituted pursuant to the JVA; these disputes concern the deadlock that has arisen and the allegations of a breakdown of trust and confidence between the parties. The allegation that there is no prospect of the parties working together in furtherance of the joint venture is plainly a dispute that arises from or relates to the agreement under which the parties agreed to be bound together in the joint venture namely from the JVA.

83. A similar conclusion was reached by Bannister J sitting in the British Virgin Islands Commercial Court in Artemis Trustees Limited and others v KBC Partners LP (claim no. BVIHC (Con) 137 of 2012), a case concerning an application for a stay of proceedings of a claim for the winding up and dissolution of, and appointment of liquidators to, two limited partnerships. He held that ***"The parties are bound together contractually by the Articles of the two Partnerships. The claimants wish them to be unbound. The defendants disagree. This is a dispute in connection with the articles of the respective partnerships."*** Here, the parties are bound together by the terms of the JVA; Consolidated wishes to be unbound; this is a dispute arising from and relating to the terms of the JVA.

84. Consolidated initially raised a further objection to the reference to arbitration of the claims for unfair prejudice and just and equitable winding-up. It claimed that the relief sought is only available under the Companies Law and cannot be awarded by an arbitrator. The Royal Court, it submitted, erred by holding that the claims were capable of arbitration. However, in his oral submissions, Advocate Kistler conceded

(correctly, in our view) that the complaints that underpin the claims for unfair prejudice relief and for winding-up on just and equitable grounds are in themselves capable of arbitration.

85. In doing so, he did not challenge the Royal Court's acceptance of the rationale of the English Court of Appeal in Fulham Football Club v Richards and another [2012] 1 All ER 414. The case concerned an unfair prejudice claim which alleged that the First Respondent who is the Chairman of the Football Association, the Second Respondent, had intervened in the negotiations for the transfer of a football player from one club to another to the detriment of the applicant and that the FA had failed to take adequate steps to rectify such misconduct. The relief sought (under Section 996 of the Companies Act 2006) included the removal of the First Respondent as Chairman and Director of the Second Respondent but did not seek the winding up of the Second Respondent. The Respondent sought a stay of the legal proceedings pending arbitration under the FA's rules. The High Court granted a stay and the appeal was dismissed on the ground that parties are free to choose how their disputes were to be resolved and that it was not necessary in the public interest to hold that disputes about the internal management of the company, including allegations that the company's affairs are being conducted in an unfairly prejudicial manner, could not be resolved under the auspices of an arbitration agreement.

86. The application in Fulham was brought under the Arbitration Act 1996, section 1 of which includes the general principle that ***"parties should be free to agree how their disputes are resolved, subject only to such safeguards as are necessary in the public interest".*** The Jersey Arbitration Law does not contain an equivalent provision and makes no mention of the ***"public interest"***. However the definition of an ***"arbitration agreement"*** for the purposes of Article 5 ***"means an agreement in writing ...to submit to arbitration present or future differences capable of settlement by arbitration"*** (see article 1(2) – emphasis added). The Law does not define which disputes are not capable of settlement by arbitration but they would, in our view, include those which by reason of public policy are reserved to the courts, such as a claim for a fine or a term of imprisonment or any claim where third party rights were engaged which could not protected by the arbitrator. An example of the latter would be an application for the winding-up of an insolvent company where third party creditors would not be fully repaid. No one has suggested that the Company in the present matter is insolvent; we have assumed it is not and that any debts and obligations to third parties would be honoured in full if the Company were to be liquidated.

87. When interpreting the parties' intentions an over-riding principle is, as the Royal Court said, the Jersey law maxim that *"La convention fait la loi des parties"*. In the context of the arbitration agreement in the JVA, the effect of the maxim is the same as the general principle in section 1 of the 1996 Act (quoted above). The parties to any agreement are free to agree how their disputes are to be resolved. There is no reason for the courts to interfere unless the public interest requires them to do so. If they did otherwise the courts would not be giving effect to the New York Convention, to which Jersey is a signatory, and that would defeat the objective of the Arbitration Law.

88. Jersey is a signatory to the New York Convention, which we consider in more detail below. The recital to the Law advises that one of the objectives of the Arbitration Law is to give effect to the Convention, the terms of which are incorporated in Schedule 3 to the Law. The Convention requires contracting states to recognize an arbitration agreement where the subject matter is capable of settlement by arbitration. The subject matter of the present dispute, the substance of it, is the allegation by Consolidated that Global Gold, through its officers, is seeking to operate the joint venture in a manner that is prejudicial to Consolidated such that all trust and confidence between them has been dissipated and the consensus required to reach decisions cannot be obtained. It is a private dispute; no third party rights are affected. We are led to believe that the Company is solvent so if it is to be wound-up all third party liabilities will be met. It is only if it is solvent that Consolidated has any interest in its winding up.

89. There are many good reasons why the shareholders in a company may agree to refer future or present disagreements to arbitration. They may wish to maintain confidentiality to preserve commercial secrets, or to avoid tarnishing the public reputation of the company perhaps to protect the price of the company's shares on a stock exchange. They may wish to have a method of achieving a speedier resolution than would be achievable through the courts. There is no public interest in denying parties the opportunity to do so unless there are third parties rights that cannot be protected in the arbitration. The duty of the courts is to hold the parties to the agreement they have reached.

90. In Fulham, the English Court of Appeal addressed the question of whether the party seeking relief under the Companies Act would be deprived of an inalienable statutory right to apply to the courts for relief. In doing so it considered and overruled the decision in Exeter City Association Football Club Limited v Football Conference Limited [2004] 4 All ER 1179. Fulham is not binding on us but we accept the rationale of the decision as the Royal Court also correctly did. We respectfully concur with paragraph 83 of the judgment of Patten LJ in Fulham:-

> ***"[83] It is therefore open to us to decide whether the provisions of s 994 are to be construed as restricting the resolution of unfair prejudice disputes to the exclusive jurisdiction of the court free of any binding authority. I have already set out my own reasons for preferring the view that disputes of this kind which did not involve the making of any winding-up order are capable of being arbitrated. Although not necessary for the resolution of this appeal, I also take the view as***

Austin J did in the ACD Tridon case that the same probably goes for a similar dispute which is used to ground a petition under s 122(1)(g) to wind up the company on just and equitable grounds. In those cases the arbitration agreement would operate as an agreement not to present a winding-up petition unless and until the underlying dispute had been determined in the arbitration. The agreement could not arrogate to the arbitrator the question of whether a winding-up order should be made. That would remain a matter for the court in any subsequent proceedings. But the arbitrator could, I think legitimately, decide whether the complaint of unfair prejudice was made out and whether it would be appropriate for winding-up proceedings to take place or whether the complainant should be limited to some lesser remedy. It would only be in circumstances where the arbitrator concluded that winding-up proceedings would be justified that a shareholder would then be entitled to present a petition under s 122(1)(g). In these circumstances the court could be invited to lift any stay imposed on proceedings imposed under s 9(4). In much the same way, it would, I think, be open to an arbitrator who considered that the proper solution to a dispute between a shareholder and the company was to give directions for the conduct of the company's affairs to authorise the shareholder to seek such relief from the court under s 994. But such cases are likely to be rare in practice. If the relief sought is of a kind which may affect other members who are not parties to the existing reference, I can see no reason in principle why their views could not be canvassed by the arbitrators before deciding whether to make an award in those terms. Opposition to the grant of such relief by those persons may be decisive. Similarly if the order sought is one which cannot take effect without the consent of third parties then the arbitrators' hands will be tied."

91. We conclude that there is no reason of public policy for holding that either an unfair prejudice claim or a claim for a just and equitable winding-up are incapable of arbitration. A reference to arbitration in New York under section 9.12 of the JVA would not deny Consolidated the right to apply to the Royal Court for the relief available under the Companies Law either in respect of unfair prejudice or for a winding-up on just and equitable grounds. If the arbitrator, under New York law is unable to make such an award, he can make an order to the effect of requiring the parties to apply to Jersey courts to obtain whatever relief he has found to be appropriate.

92. Consolidated is seeking an account of the application of the sum of US$5,000,000 paid by it to the Company in accordance with the terms of the JVA. That is plainly a dispute arising from the JVA and subject to resolution under the arbitration agreement.

93. The claim for payment of the sum of US$1,670,033.44 arises from the Note Instrument and is not capable of arbitration as it is governed by the exclusive jurisdiction clause in favour of the Jersey courts.

94. Our conclusion is therefore that the disputes between Consolidated and Global Gold (other than under the Guarantee and Note Instrument) are referable to arbitration under the JVA to which they are both party, while the same claims (other than under the Guarantee and Note Instrument) so far as made as against the Company are also referable under the Shareholders Agreement (as incorporating the JVA and the Supplemental Letter) to which the Company was an additional party.

95. On the other hand no case has been made that Mr Krikorian was party to any of the agreements we have been discussing, and therefore has no entitlement to be a party to an arbitration with any of the other parties to these proceedings.

Issue 2 - Should there be a stay of proceedings?

96. Article 5 of the Arbitration Law is headed ***"Mandatory stay of court proceedings where party proves arbitration agreement"*** and is in the following terms:-

"If any party to an arbitration agreement, or any person claiming through or

under the party, commences any legal proceedings in any court against any other party to the agreement, or any person claiming through or under him or her, in respect of any matter agreed to be referred, any party to those legal proceedings may at any time before the expiration of a period of 3 weeks from the date on which the action was placed on the pending list or en prevue apply to the court to stay the proceedings; and the court, unless satisfied that the arbitration agreement is null and void, inoperative or incapable of being performed or that there is not in fact any dispute between the parties with regard to the matter agreed to be referred, shall make an order staying the proceedings."

97. In principle, it is clear by Article 5 of the Arbitration Law the Royal Court had no choice but to order a stay of Consolidated's proceedings, so far as the proceedings include claims agreed to be referred to arbitration. The stay has been duly applied for. There is no suggestion that any arbitration agreement in the present case is ***"null and void, inoperative or incapable of being performed"***, or that there is in truth no ***"dispute with regard to the matter agreed to be referred"***.

98. As we have concluded, of the claims put forward in the proceedings the claim against the Company on the Notes and against Global Gold on the Guarantee are not subject to any agreement to arbitrate. The same is the case as regards any claims against Mr Krikorian. On the other hand the claim for an account as against Global Gold falls squarely within the scope of an agreement to arbitrate, as do the claims for unfair prejudice relief against Global and for a just and equitable winding up of the Company. In principle these claims are required to be stayed on Global Gold's application under Article 5, subject to the application of Article 27 discussed below.

99. The question to decide, then, is whether the Royal Court was correct in concluding that it had nevertheless a discretion to refuse to stay any part of Consolidated's proceedings; a second question is whether, if the Royal Court was correct as to the application of Article 27 as conferring on it a discretion to refuse a stay, it was nevertheless in error in its exercise of that discretion such that this Court can interfere with the Royal Court's decision. Before dealing with these questions we need to set out our views as to Article 27.

Article 27 of the Arbitration Law

100. Article 27 is headed ***"Power of Court to give relief where arbitrator is not impartial or dispute involves question of fraud"***. The part of Article 27 dealing with cases of partiality is to be found in paragraph (1) of Article 27. This makes it clear that when a party has made an application for the relief on the ground of lack of impartiality on the part of the arbitrator the application is not to be refused on the ground that the applicant knew or should have known of the possibility of partiality by reason of the arbitrators relation to a party or connection with the subject of the arbitration. For present purposes however the power which is relevant, indeed the only power given by Article 27, is in the remaining paragraphs, namely paragraphs (2) and (3). These are in the following terms:-

"(2) Where an agreement between any parties provides that disputes which may arise in the future between them shall be referred to arbitration, and a dispute which so arises involves the question whether any such party has been guilty of fraud, the Court shall, so far as may be necessary to enable that question to be determined by the Court, have power to order that the agreement shall cease to have effect and power and to give leave to revoke the authority of any arbitrator or umpire appointed by or by virtue of the agreement.

(3) In any case where, by virtue of this Article, the Court has power to order that an arbitration agreement shall cease to have effect or to give leave to revoke the authority of an arbitrator or umpire, the Court may refuse to stay any action brought in breach of the agreement."

101. Quite apart from previous authority in relation to Article 27 of the Arbitration Law, we would draw attention to certain important features of paragraphs (2) and (3) of the Article.

102. The Arbitration Law recites that it is, among other things, ***"to give effect to the New York Convention on***

the recognition and enforcement of foreign arbitral awards." It includes in Schedule 3 the text of this Convention. Article II(3) of the Convention is as follows (emphasis added):-

> ***"The court of a Contracting State, when seized of an action in a matter in respect of which the parties made an agreement within the meaning of this article, shall, at the request of one of the parties, refer the parties to arbitration, unless it finds that the said agreement is null and void, inoperative or incapable of being performed."***

103. The published copy of the Arbitration Law, in setting out the text of the Convention we have just quoted, omits the word ***"shall".*** That is an obvious mistake. That word appears both in the Convention itself and in Article 5 of the Arbitration Law, which itself in part borrows from the Convention. The word is directory, not a permissive ***"may".*** Also, it should be mentioned, there is nothing in the Convention which resembles, or which might be said to justify an exemption along the lines of, paragraphs (2) and (3) of Article 27 of the Arbitration Law. Jersey, it should be added, is a contracting party to that Convention.

104. Article 27(2) of the Arbitration Law is expressed as giving to the Court a discretion, in certain circumstances, to refuse a stay and allow proceedings to continue when the continuance of the proceedings involves a breach of contract, and when allowing the proceedings to continue would be impermissible in accordance with the Convention and, indeed, by reference to the terms of Article 5 which otherwise appear to be exhaustive in describing the cases where a mandatory stay is not required.

105. Further, the power to refuse a stay depends, in the first instance, on the Court exercising a power, given by Article 27(2) of the Arbitration Law, to ***"order that the [arbitration] agreement shall cease to have effect",*** the order being ***"so far as may be necessary to enable"*** the Court to determine the ***"the question whether any ... party"*** to the arbitration agreement has been guilty of ***"fraud".*** Even then, that question must be one which the relevant dispute (that is the dispute to be referred to arbitration) ***"involves".***

106. In the present case a feature of the JVA is that it is a New York law agreement between various corporations incorporated in distant parts of the world and having no obvious connection with Jersey. Only if the Company is taken to be a party to the relevant arbitration agreement, along with Consolidated and Global Gold, is there any Jersey connection. Yet Article 27(2) of the Arbitration Law is expressed as empowering the Court to make an order of apparently international scope where there is little connection with Jersey, and when the exercise of the power would not be consistent with the New York Convention: by Article 27(2) a foreign agreement between foreign parties may be directed to cease to have effect, at any rate as to part. Indeed, if in the present case an arbitration were already proceeding in New York between Consolidated and Global Gold pursuant to the arbitration agreement, Article 27(2) if engaged would empower the Court to ***"give leave to revoke the authority of"*** the arbitrator. In other words the power given by Article 27(2) is apparently unlimited as to territorial scope.

107. In submissions on behalf of Global Gold Advocate Gleeson (who appeared before us but not at the hearing before the Royal Court) has drawn particular attention to this aspect of the present case, and has submitted that in the circumstances the discretionary power given by Article 27(2) should only be exercised in exceptional circumstances.

108. We agree with this. Whatever may be the position as regards purely domestic agreements between parties in Jersey, it is difficult to imagine that in the context of international agreements and parties, where any arbitration would take place outside Jersey, the Article 27(2) power should be exercised unless the circumstances are exceptional: any exercise of the power would be inconsistent with the New York Convention, and the Arbitration Law would be wide of its expressed aim of giving effect to that Convention.

109. Article 27(3) of the Arbitration Law follows from the previous paragraph of Article 27. Once the Court has the powers under Article 27(2) of the Arbitration Law, it may refuse to stay any action brought in breach of the arbitration agreement. It would seem from this that in principle the stay may be refused under Article 27(2) only so far as necessary to allow the Court to determine the fraud question; but there is a wider power, once the Article 27(2) discretion has been exercised, also to refuse a stay as regards the entirety of the disputes properly to be referred to arbitration, even if the fraud question is only a small part of those disputes. No doubt a reason for exercising the power given by Article 27(3) in such circumstances would be if the Court concluded that it would be thereby avoiding a multiplicity of proceedings and enabling litigation between the parties to be concluded without the additional delay which would otherwise be entailed. But, again, the exercise of the power would be cutting across the parties' own choice of the appropriate forum for their dispute.

110. The previous discussion of Article 27 has proceeded without reference to any authority on the provision and as a matter of first impression from the text of the Arbitration Law. However we have been referred to the case of Makarenko v CIS Emerging Growth Ltd [2001] JLR 348 in which the Royal Court (Birt DB with Jurats Le Breton and Georgelin) granted a stay of proceedings for arbitration. In that case the then Deputy Bailiff, giving the judgment of the Royal Court, set out principles which were said to have been extracted from the then repealed sections of the English Arbitration Act 1950 concerning the power of the English Court to refuse to stay arbitration proceedings. That Act had contained, in section 24(2) and (3), a provision which is

very similar to Article 27(2) and (3) of the Arbitration Law. However, as the Royal Court observed, the general provision in the English Act dealing with the English Court's power to stay proceedings for arbitration, section 4, only gave a discretion to stay proceedings. Unlike Article 5 of the Law, it did not require a stay unless limited and specific exceptions could be shown to apply. This is important, as section 4 had as regards English domestic arbitrations a long and venerable history going back long before the 1950 Act. The case of Russell v Russell (1880) 14 Ch. D. 471, referred to by the Royal Court in Makarenko, was decided on section 11 of the Common Law Procedure Act 1854, that being the section which in due course became section 4 of the Arbitration Act 1950 and had first given the English Court a purely discretionary power, a power it did not previously have, to stay proceedings pending arbitration.

111. As formulated in Makarenko at para 31, the relevant English law principles were said to be:-

> ***"31 The principles which we derive from the cases can be summarized as follows:***
>
> ***(a) Before a court will refuse a stay where fraud is alleged, there must be a concrete and specific issue of fraud raised by the case. There must be prima facie evidence to support the allegation, not a mere bandying about of allegations.***
>
> ***(b) Once that threshold is crossed, a discretion then arises as to whether to refuse a stay on the ground that the dispute involves fraud. However, where the party against whom fraud is alleged opposes the stay so that he may clear his name in public before the court, the court will, almost as a matter of course, refuse a stay so that he has that opportunity.***
>
> ***(c) Where the party alleging fraud opposes a stay, this will not normally be sufficient of itself, even if the evidence of fraud is strong, for the court to refuse a stay. As Bingham, L.J. put it in Cunningham-Reid (3) ([1988] 1 W.L.R. at 689):***
>
> ***"The parties in this case incorporated an agreement to arbitrate in their contract at a time when they did not know who would be claiming what against whom and at a time when they no doubt reasonably anticipated there would be no claim to arbitrate at all; it was an agreement which they made for better or worse, for richer or poorer, and the ordinary duty of the Court is to give effect to the parties' own agreement. The desire of a party alleging fraud against another to have a trial in open Court would not ordinarily amount to a sufficient reason why the matter should not be referred in accordance with the agreement so as to bring the case within s4."***
>
> ***The underlying thinking behind this approach was well summed up by Jessel, M.R. in Russell (6) when he said (14 Ch. D. at 477):***
>
> ***"Does the party charging the fraud desire [to exclude arbitration] or the party charged with the fraud desire it? Where the party charged with the fraud desires it, I can perfectly understand the Court saying, "I will not refer your character against your will to a private arbitrator." It seems to me in that case it is almost a matter of course to refuse the reference, but I by no means think the same consideration***

follows when the publicity is desired by the person charging the fraud. His character is not at stake, and the other side may say, "The very object that I have in desiring the arbitration is that the matter shall not become public. It is very easy for you to trump up a charge of fraud against me, and damage my character, by an investigation in public." There is a very old and familiar proverb about throwing plenty of mud, which applies very much to these charges made by members of the same family, or members of the same partnership, against one another in public. It must be an injury, as a rule, to the person charged with fraud to have it published, and I must say that I am by no means satisfied that the mere desire of the person charging the fraud is sufficient reason for the Court refusing to send the case to arbitration."

112. The Royal Court when deciding the Makarenko case appears not to have been told that the Arbitration Act 1950 had been substantially repealed, or referred to the English Arbitration Act 1996, which had replaced the relevant provisions of the Arbitration Act 1950, or indeed to the earlier English Arbitration Act 1975 and some of the relevant legislative history of the 1996 Act.

(i) The 1975 Act by section 1 imposed a mandatory requirement for the English Court to stay proceedings in the face of any arbitration agreement which was not domestic. In doing this the 1975 Act gave effect to the New York Convention by exempting from the mandatory stay requirement only the cases where the agreement is null and void, inoperative, or incapable of being performed.

(ii) By the 1996 Act this distinction between domestic and other arbitration was removed, so that the approach set out in the New York Convention was, by section 9, applicable to all arbitration agreements: section 86, allowing for a modified approach in relation to domestic arbitrations, has not been brought into force and is unlikely ever to be brought into force.

(iii) Accordingly, by the time of Makarenko English law, in particular by section 9 of the 1996 Act, required a mandatory stay in the face of an arbitration agreement except in the cases identified in Article II(3) of the New York Convention (referred to above). The old law on the Arbitration Act 1950 was purely historic.

113. Further, there is relevant English authority, not referred to in Makarenko and presumably not drawn to the attention of the Deputy Bailiff, as to what might be perceived as the way in which the power once given by the repealed section 24(2) of the Arbitration Act 1950 ought to have been approached in any case where the relevant arbitration agreement and parties were not purely domestic and where, further, the primary provision required a stay rather than merely permitting a stay (as did the repealed section 4 of the Arbitration Act 1950).

114. The first relevant case is Radio Publicity (Universal) Ltd v Compagnie Luxembourgeoise de Radiodifusion [1936] 2 All ER 721. In that case the English Court had to consider an application to have proceedings stayed. At the time there was in force an act, the Arbitration Clauses (Protocol) Act 1924, as amended by section 8 of the Arbitration (Foreign Awards) Act 1930, which in effect replaced, as regards certain non-domestic cases, the traditional discretionary power to stay proceedings (that is the power in the predecessor of section 4 of the Arbitration Act 1950): in non-domestic cases there was to be a mandatory stay expressed in much the same terms as Article 5 of the Arbitration Law. However, in 1934 a new Arbitration Act was passed in England, the Arbitration Act 1934. This contained in section 14 a provision in much the same terms as sections 24(2) and 24(3) of the Arbitration Act 1950 (and of Article 27(2) and 27(3) of the Arbitration Law). The case which came before the English Court in Radio Publicity was whether proceedings should be stayed where there was a Luxembourg law arbitration agreement involving a Luxembourg company and providing for arbitration in Luxembourg. Clauson J assumed, but without deciding, that under section 14 of the Arbitration Act 1934 he had in fact a discretionary power to order a stay, notwithstanding the otherwise mandatory requirement to stay proceedings. But he refused to order a stay, stating that, in the circumstances involving an international agreement with arbitration in a foreign country, he would hesitate long before holding that he ought to exercise the discretion.

115. In the second case, Paczy v Haendler & Natermann [1979] FSR 420, a case decided in relation to a non-domestic arbitration following the Arbitration Act 1975, with its provision for a mandatory stay, Whitford J held, at page 425, that if there were still a discretion given by section 24(2) of the English Arbitration 1950 in a case involving a non-domestic arbitration agreement, as a matter of principle it was not one which it would be appropriate to exercise.

116. In argument on this appeal we were referred to a number of the English authorities which the Royal Court referred to in the Makarenko case. These included Camilla Cotton Oil Co v Granadex SA [1976] 2 Lloyd's Rep 10 (HL(E)) and Cunningham-Reid v Buchanan-Jardine [1988] 1 WLR 678 (CA). Neither of these dealt with the case in which the relevant statute provided for a mandatory stay in the case of a non-domestic arbitration; and in neither case was a stay granted. Indeed, we have not been shown any case in which a

stay for arbitration has been refused, not even in the case of Russell v Russell which is the foundation for much of the jurisprudence concerning the refusal of stays in cases involving fraud allegations.

117. In Makarenko the Royal Court concluded that the Courts in Jersey should not simply follow the principles which it perceived to have been developed in England on the repealed English statute. Two reasons were given, both of which seem to us convincing:-

> ***"(a) The English courts were dealing with a discretionary power to say (s.4 of the Arbitration Act 1950), whereas art.6 of the 1998 Law provides for a mandatory stay where there is an arbitration agreement. The presumption in favour of granting a stay would therefore appear to be somewhat stronger than in the cases before the English courts.***
>
> ***(b) Jersey law places great weight upon the maxim 'la convention fait la loi des parties'. Accordingly, very good reason needs to be shown why the court should relieve the parties of the consequences of an arbitration agreement in which they have entered of their own free will."***

118. Thus, in giving the Royal Court's judgment in Makarenko, the Deputy Bailiff commented that ***"the general principles above",*** which we interpose must be the old English law principles ***"are equally applicable in Jersey save that the burden upon the party opposing the stay (whether that be the person alleging fraud or against whom fraud is alleged) is somewhat higher that it is in England".***

119. But then, as it seems, the Royal Court directed itself as to the case before the Court by reference to the old English law principles, it seems on the basis that the Court was dealing with an English law contract: it was said ***"However, we are dealing here with a contract governed by English law and we therefore approach the matter on the basis of the principles"*** which we have already quoted. Instead of considering that the international aspect of the case mandated a higher degree of justification for refusing the stay, the Royal Court appears to have gone the opposite way. Nevertheless, having done this and in effect directed itself in favour of the party resisting the stay, the Royal Court granted the stay. This was because, the Deputy Bailiff explained, ***"there is no concrete and specific issue of fraud raised by the pleadings",*** and also because ***"we see nothing in this case which would justify us departing from the normal approach referred to in Cunningham-Reid and we can see no good reason why the plaintiff should not be held to the arbitration agreement into which he freely entered."***

120. There is, we think, a fundamental difficulty in importing into the law of Jersey as enacted in the Arbitration Law principles of English law which were developed in large measure by reference to the discretionary power for the English Court to order a stay (a power finally encapsulated in section 4 of the 1950 Act, but first given a century before) rather than by reference to the limited provision to be found in section 24(2) and (3) of the 1950 Act (and in Article 27(2) and (3) of the Arbitration Law). We accept that the rationale for what is in Article 27(2) and 27(3) may be that there are cases where questions of fraud should be ventilated in public, notwithstanding the parties' agreed choice of a forum which would secure privacy for their dispute. However we find it difficult to see why the Jersey Legislature, in causing a law to be made which is intended to give effect to the New York Convention, should then make a fundamental departure from the principles of that Convention.

121. Our conclusion is that in the Makarenko case the Royal Court may have been correct in describing the approach to be taken to the exercise of the discretion given by Articles 27(2) & (3) of the Arbitration Law, where the matter is purely domestic, with a Jersey law arbitration agreement between parties in Jersey and with Jersey as the place of the arbitration. However we also conclude that in an international context the Court should have regard to the fact that to exercise the powers given by Article 27(2) & (3) will be inconsistent with the international arbitration convention to which the Arbitration Law is aimed at giving effect; and the Court should only exercise those powers if satisfied that otherwise there will be real injustice to the party resisting the stay in the face of his agreement to refer the dispute to arbitration. As to this it is also worth repeating the statement of the Deputy Bailiff in the Makarenko case:-***"Jersey law places great weight on the maxim 'la convention fait la loi des parties'".***

122. We are confirmed in this conclusion by a consideration of the legislative history of the Arbitration Law, which has been helpfully researched and explained by the Advocates. The Arbitration Law was proposed in its original form with a clear distinction between domestic and non-domestic arbitration agreements. For non-domestic arbitrations a stay of proceedings was to be mandatory (subject to the point mentioned below), the relevant provision being what is now Article 5; for domestic arbitrations the Court was to have a discretionary power to stay proceedings under a provision in the form of Section 4 of the English Arbitration Act 1950. There was to be a power to refuse a stay in fraud cases, this power being in the terms of what is now Article 27(2) and 27(3); and in the case of non-domestic arbitrations that power given to the Court was to be capable of being excluded by agreement between the parties.

123. In this proposal for the Arbitration Law "non-domestic" arbitration agreements were to be very broadly defined, as they had been in the English Arbitration Act 1975: a short-hand, and not entirely accurate, description is that a non-domestic arbitration agreement is one which is not purely domestic, either because it was to include a non-resident or because it involved a foreign forum. What would be non-domestic could involve a wide range of agreements: at the one end the connection with Jersey might be close, while at the other end the connection might be almost invisible.

124. When the Arbitration Law came to be adopted by the States, but before receiving Royal Sanction, objection was raised to legislation which provided in terms for a distinction between domestic and non-domestic arbitration agreements. For this reason the commencement of the Arbitration Law, following its receiving the Royal Sanction and being registered in the Royal Court, was deferred pending amendment. The relevant objection was described as follows in a Report lodged *au Greffe* on 8 February, 2000, by the Finance and Economics Committee:

> ***"... the Home Office became aware that certain provisions of the current United Kingdom legislation, relating to arbitration and to agreements to exclude certain disputes from reference to a court of law, discriminated between domestic and foreign arbitration agreements in contravention of European Union requirements. These provisions have been followed in Jersey Law..."***

125. The amendment, made in 1999 by the Arbitration (Amendment) (Jersey) Law 1999, involved the removal of the distinction between domestic and non-domestic arbitration agreements, the removal of the discretionary power to stay proceedings in the case of domestic arbitrations (so that now the only relevant provision as regards staying proceedings is the mandatory one now in Article 5), and removing the power in the case of non-domestic arbitrations to contract out of the ***"fraud"*** exception now in Article 27(2) and (3). When the Arbitration Law was finally brought into operation on 1 March, 2000, it was in its amended form.

126. The short of this, as it seems to us, is that while now the Arbitration Law has legislated for all types of arbitration, whether domestic and non-domestic, in exactly the same terms when there is question of staying proceedings pursuant to the ***"fraud"*** exception in Article 27(2) and (3), it has been left to the Royal Court to determine the correct approach to be taken as regards the exercise of the discretion expressed to be given to it; and this discretion must be exercised having regard to the substance or otherwise of the connection with Jersey. In a case in which Jersey is not the seat of the arbitration, there must be an almost overwhelming presumption against exercising the discretion expressed to be given.

127. On behalf of Global Gold it was submitted by Advocate Gleeson that Article 27(2) and 27(3) had, indeed, been *"trumped"* by Article 5. The submission was that either in a case where the seat of the arbitration was outside Jersey, or it may be that in the case of any arbitration wherever the seat, Article 27(2) would not be effective to confer on the Royal Court any powers to stay proceedings in Jersey or to give leave to revoke the authority of an arbitrator.

128. Attractive though this submission is, it is one we cannot accept. While the drafting style is curious, in that Article 5 does not refer to any qualification to its otherwise mandatory operation, and Article 27(2) does not refer to the fact that it is to make any such qualification, the Legislature must be taken to have intended Article 27(2) to have been capable of having some operation. This is so if one considers the unamended Arbitration Law, in which it is clear that Article 27(2) could apply both as regards domestic arbitration (to which the discretionary stay provisions applied) and as regards non-domestic arbitrations (to which the otherwise mandatory stay provisions applied). It is also the case if one considers the amendments made to the Arbitration Law. And if Article 27(2) does have some operation, notwithstanding the way in which Article 5 is expressed, there is no principle on which Article 27(2) can be construed down so that it applies only in the case of arbitration with a seat outside Jersey: the language of the Article does not support such a result, and it is not necessary to imply in the otherwise general language some restriction.

129. In reaching our conclusion we have not overlooked the heading of Part 2 of the Arbitration Law, ***"Arbitration within Jersey"***, or the fact that the focus of most of what is contained in Part 2 is arbitration in relation to which Jersey is, or is to be, the seat, with the Royal Court being the supervising court. However, in its original form Part 2 of the Arbitration Law, materially what were Articles 6, 24 and 28 (now numbered Articles 5, 23 and 27), unquestionably had application also in the case of arbitrations with a foreign seat. The amendment made by the Arbitration (Amendment) (Jersey) Law 1999 adjusted this regime, for example by deleting what had been Article 5 of the Arbitration Law (that is the Article giving a purely discretionary power to stay domestic arbitrations) to bring domestic arbitrations into line with non-domestic ones; but it was not intended to remove altogether any ability of the Royal Court to make orders respecting arbitrations with a foreign seat. Indeed, had that happened, what is now Article 5 would not be applicable at all in the present case, the putative arbitration having a foreign seat; and Makarenko would have been wrongly decided, as the Royal Court in that case stayed proceedings for a foreign arbitration pursuant to that Article.

Fraud – is Article 27(2) engaged?

130. The starting point now is for us to decide precisely what must be shown for a dispute, which is otherwise to be referred to arbitration pursuant to an arbitration agreement, to be one which involves the question

whether a party to the arbitration agreement has been guilty of fraud.

131. As to this, we agree with the submission made by Advocate Gleeson on behalf of Global Gold, that the expression ***"fraud"*** when used in Article 27(2) has a technical meaning of fraudulent misrepresentation; that is, deceit.

132. The Arbitration Law gives no express guidance as to the meaning to be given to the expression. However one of the cases referred to by the Royal Court in Makarenko, the English case of Ashville Investments v Elmer Ltd [1989] 1 QB 488 (CA), is clear authority for the same expression used in section 24(2) of the English Arbitration Act 1950 having its usual English law technical meaning: at p.517G-H Bingham LJ explained that ***"Fraud means deceit, and section 24(2) cannot be invoked simply because (as frequently happens) the proceedings involve allegations of unconscionable conduct."*** In another English case, Watson v Prager [1991] 1 WLR 726 at 752 Scott J expressed the same view.

133. Bearing in mind that Article 27(2) is inconsistent with the New York Convention, is giving the Court sanction to set aside parties' lawful and otherwise binding contracts, and is directly at odds with the otherwise clear and mandatory terms of Article 5, our conclusion is that the Legislature must have intended the word to have the expression ***"fraud"*** to have the same meaning as in the equivalent provision in the repealed English Act; that is, its usual technical meaning of deceit (or, in other words, fraudulent misrepresentation). The expression does not, we think include any more generalised meaning of dishonest conduct, much less conduct which is reprehensible without being dishonest.

134. There has been argument before us as to the quality of the fraud case which will make Article 27(2) applicable at all. In particular attention has been directed at the proposition set out in paragraph 31(a) of the judgment in Makarenko, that there must be a ***"concrete and specific issue of fraud raised by the case"*** and that there must be ***"prima facie evidence to support the allegation, not a mere bandying about of allegations".***

135. Unquestionably Mr Krikorian has been strident in his allegations of dishonest behaviour on the part of Consolidated and Mr Borkowski. Curiously the submissions before us made by the Appellants' Advocate have sought in effect to disown these allegations, emphasising instead the assertions made in response by Consolidated and its representatives that the allegations of dishonest behaviour are vague, generalised and lacking in substance. We place most of them on one side for the different reason, that they do not involve any question of ***"fraud".***

136. Nevertheless we reject the Appellants' submission that the disputes within the scope of the arbitration agreement between Consolidated and Global Gold involve no question at all of ***"fraud"*** of either party or that there is no sufficient case in fraud to meet the threshold requirement in Article 27(2). On the contrary, the case has been put forward in evidence on behalf of the Appellants that the joint venture transactions and subsequent agreements were induced by dishonest and false representations that Mr Premraj and a Mr Martin controlled Consolidated, and that Mr Borkowski had no operative role in Consolidated and did not control it. Apart from an affidavit made by Mr Krikorian on 20 June, 2014, clearly setting out this case, three further affidavits were filed containing evidence from other deponents to support this case: these were namely the affidavits of Messrs Gallagher, Hague and Dulman made in June 2014.

137. When the Royal Court gave the judgment now under appeal, there had been no Answer to the Order of Justice filed on behalf of the Appellants. This, of course, was only to be expected, bearing in mind that the Appellants were seeking to have the proceedings stayed. Yet as the Royal Court recorded in its judgment, at the hearing ***"Mr Swart [Advocate for the Appellants] informed us that any answer filed by the [Appellants] in these proceedings would raise"*** defences centring around the allegedly fraudulent activities of Mr Borkowski, and also noted that ***"Global Gold has apparently been advised by its US lawyers that it will be entitled to set aside all of the arrangements that have been entered into with Consolidated...".***

138. Following the hearing before the Royal Court the Appellants did indeed file an Answer. This included the following (emphasis added): ***"It is admitted that that (sic) references to allegations of fraud have been made in affidavits filed on behalf of the Defendants to date. ... Pending discovery the Defendants are not in a position to particularise all of their concerns; but, under New York law which governs the contracts between the parties, if and to the extent that ... Mr Borkowski in fact had an undisclosed interest in the [Consolidated] at the relevant times, the [Company] and [Global Gold] are the victims of tort and contract law violations, which if proven would, as a matter of New York law, vitiate the relevant contracts that had been concluded, including the JVA, the Shareholders Agreement and the [Note Instrument]."***

139. Whatever view one might have as to the quality of this as a pleading of fraud, the intention of the Appellants in putting it forward is perfectly clear. The case is being made that the JVA, the Shareholders Agreement and the Note Instrument were induced by deceit on the part of Consolidated.

140. Subsequently, at the end of January 2015, the Appellants have indicated an intention to delete the text we have underlined. However, we think that deletion unimportant. The fact of the making of the fraud claim in the unamended Answer sufficiently confirms the conclusion reached by the Royal Court. If any part of this matter goes to arbitration in New York (as presumably it will, if a stay is granted on the Appellant's application) it is reasonably to be expected that Global Gold will hope to put forward its case of fraudulent misrepresentation in that arbitration as an answer. If, on the other hand, there is no stay of the present proceedings, it may be expected that the case in fraud will be again be sought to be put forward before the Royal Court.

141. We are further confirmed in the view that the case in fraud will feature, as the litigation progresses, as Consolidated itself relies in its amended Order of Justice on the making of what it claims to be unjustified allegations of fraud as a foundation for its case that the joint venture should be dissolved and the Company wound up. The fraud in question, that is the fraud said to have been the subject of unjustified allegations, will no doubt include the alleged making of fraudulent misrepresentations as to the ownership and control of Consolidated. As the Appellants seem unlikely to resile from the case that the allegations made have in fact been justified, the truth of the allegations will need to be gone into.

142. In the circumstances, we cannot accept that Global Gold's case in fraud is to be characterised by us, at the invitation of Global Gold's Advocate, as a *"mere bandying about of allegations"* or as otherwise insufficient to meet the threshold requirement of Article 27(2). We note that even before us Global Gold's Advocate was not in a position to confirm, much less to undertake, to us that the fraud case would not be pursued hereafter.

Articles 27(2) and 27(3) – the exercise of the discretion to stay proceedings

143. The Royal Court concluded that the dispute to be submitted to arbitration involved a question of fraud. Having reached this conclusion, the Royal Court's decision was that not only should the question of fraud be allowed to continue (that is, in exercise of the power of in Article 27(2) of the Arbitration Law), but so also should all the claims in the proceedings which would otherwise be required to be arbitrated, so that there was to be no stay as to any of the claims.

144. The reasoning of the Royal Court was succinct and was as follows: "Accepting that the burden upon Consolidated ... under Jersey law is somewhat higher than it may be in England, it is the party against whom fraud is alleged and it requires to clear its name and that of its sole director in public before the Court. The Court should not refer their character against their will to a private arbitration and will therefore exercise our discretion in favour of Consolidated ..."

145. On behalf of Global Gold it has been argued that the Royal Court's exercise of the discretion was flawed in a number of respects. First, it is submitted that the threshold for the exercise of the discretion was placed too low, the Royal Court having either misdirected itself as to the applicable standard in a case such as the present with little connection with Jersey (a point discussed above) or having failed to attach sufficient weight to the absence of a real Jersey connection. Second, it is submitted that there was no evidence before the Court that Consolidated has any wish to clear its name, much less any requirement to do so. Third, it is submitted that the wishes or requirements of Mr Borkowski are irrelevant. Besides these points there were a number of other matters which, it was submitted by Advocate Gleeson, were overlooked by the Royal Court; but for reasons which will become apparent it is unnecessary for us to give these any further attention.

146. We have been reminded by Advocate Andreas Kistler, Consolidated's advocate, of the principles to be applied when this Court is being asked to review the exercise of a discretion given to the Royal Court, and have been referred to United Capital Corporation v Bender [2006] JLR 269. The principles are familiar. We can only substitute our own exercise of the discretion for that of the Royal Court if we have first been satisfied that the Royal Court misdirected itself, or that the Royal Court's decision fell outside the ambit of any reasonable exercise of the discretion given. Advocate Kistler also pointed out that where the direction concerned what might be regarded as purely a case management matter the ambit of what could be a reasonable exercise of the discretion would be a generous one.

147. Nevertheless, we consider the present case one in which the Royal Court's exercise of its discretion was flawed. Perhaps because Consolidated's reliance on Article 27(2) of the Arbitration Law as a ground for resisting a stay of its proceedings was almost an after-thought, so that argument on the relevant principles and facts was truncated, the Royal Court appears to have been left in a position in which the threshold which, as it directed itself, had to be reached for Global Gold's Article 5 entitlement to a stay to be displaced, was set too low.

148. For reasons we have explained, we are satisfied that the threshold, in a case such as the present with no real connection with Jersey, for the exercise of any discretion under Article 27(2) is very much higher than that suggested by the Royal Court in Makarenko. In particular it is not enough for the person opposing a stay simply to show that Article 27 has been engaged because there is a question of fraud involved in the dispute. That is only the condition which has to be met if Article 27(2) of the Arbitration Law is even to be in point. And it is not automatic that, because the fraud is alleged against the party opposing the stay, the stay should be granted. Article 27(2) certainly does not prescribe such a result. All that has been shown, if fraud is alleged against the party opposing the stay, is that the Article 27(2) discretion is available.

149. We are satisfied that the Royal Court was, unfortunately, allowed to approach the matter on the basis that in principle a stay is to be granted, if the conditions in Article 27(2) are met, unless perhaps the person resisting the stay is the person raising the question of fraud as against the party applying for a stay. But, for reasons explained above, we think that once the conditions in Article 27(2) have been met, in the context of international agreements and an international arbitration to which the New York Convention applies the person opposing the stay must go much further than this and put forward genuinely convincing reasons why he will suffer an injustice if the stay is refused and why, therefore, the Court should abrogate the agreement.

150. In summary, the person opposing the stay in such circumstances must show something which makes the case exceptional; and this was not how the matter proceeded in the present case.

151. In particular, as regards the Royal Court's understanding that Consolidated "requires to clear its name", there was no evidence put before the Royal Court of any need, nor even of any wish, for Consolidated to be released from its contractual obligation to have its claims against Global Gold submitted to arbitration. This was accepted by Advocate Kistler. He nevertheless submitted that the fact that Consolidated was opposing the stay sought by Global Gold sufficiently evidenced a wish on the part of Consolidated to have itself vindicated in public in respect of the fraud allegations against it, and that this could have been a matter supporting the exercise of discretion in its favour. This submission we reject unhesitatingly. All that is to be inferred from the fact that Consolidated was resisting the stay is that Consolidated had perceived an advantage of some kind in pursuing the relevant claims against Global Gold before the Royal Court in Jersey rather than in arbitration in New York. There could be many reasons for this. One might be that it could combine into one set of proceedings both the claims on the Notes and Guarantee and also the unfair prejudice and winding up claims. It is possible to think of others. But one thing is clear: as a corporation Consolidated will not have any personal feelings which might be hurt if it is denied a public forum for litigation against Global Gold.

152. Finally, we do not see why it would be relevant to the exercise of the Article 27(2) discretion that Mr Borkowski might wish to have a day in court in proceedings to which he is not a party. And, again, it is notable that although Mr Borkowski made four affirmations, he did not put in any evidence saying that he did wish to have such a day in court, or to explain why it might be important to him (or, more relevantly, to Consolidated) that he should do so. On the contrary, in his fourth affirmation Mr Borkowski appeared to contend that in reality it was unlikely that there was a case in fraud which would come to be ventilated in the proceedings in Jersey, and that it was a matter of indifference where the allegations might be gone into. Among other things he said "*...the allegations against [Consolidated], which in the absence of cogent evidence can only be described as frivolous, cannot be relevant to the location or tribunal at which these disputes should be determined*".

153. In the circumstances it is open to us to re-exercise the Article 27(2) discretion and to decide whether or not to withhold a stay of proceedings in exercise of the powers in that provision.

154. Our conclusion is that there should be a stay of the claims which Consolidated has agreed to have arbitrated. These are the claims against the Company and Global Gold for unfair prejudice and winding up under Articles 143 and 155 of the Companies Law, and against the same parties for an account. Our reason for this conclusion is simple. Consolidated has not satisfied us that justice requires the stay to be refused. There is nothing exceptional about the case. In particular, we have not been shown any reason, yet alone any cogent reason, why the resolution of the question of fraud cannot appropriately be left for disposal in the arbitration to which Consolidated agreed.

Remaining claims

155. This leaves us with the question whether the remaining claims should be stayed as well. These are the claims against the Company on the Notes and against Global Gold on the Guarantee. Finally there are the claims against Mr Krikorian.

156. There is no doubt that the Court has inherent jurisdiction to stay proceedings, where the ends of justice so require. In the present case the Royal Court has, by a judgment given on 18 June, 2014, concluded that the claims against the Company are bound up with the dispute between its shareholders, Consolidated and Global Gold, and that Consolidated should not be able to proceed for the time being against the Company on its claim on the Notes without the shareholder dispute being resolved. We have been told that the claim against Global Gold on the Guarantee is intimately bound up with the claim against the Company on the Notes, and are of the view that that claim should be treated in the same way.

157. In the case of Mr Krikorian we think, provisionally, that the proceedings should be stayed pending the arbitration between Consolidated and Global Gold. There is no independent basis of claim properly put forward against him, so far as we can see; indeed it is not clear why he has been joined as a party at all. We will hear further argument on the disposition of the case on giving this judgment. Our present view, however, is that should the time come when Consolidated considers that the stay should be lifted, so far as concerns Mr Krikorian alone, any application should be made to the Royal Court, which may then decide whether the stay should be continued, varied or lifted in the circumstances then obtaining.

Disposition

158. In the result the claim for an account against Global Gold and the Company, and the claims for unfair prejudice relief or a winding up, will be stayed pursuant to Article 5 of the Arbitration Law.

159. On the other hand the claims against the Company on the Notes as well as the claim against Global Gold on the Guarantee, will not be the subject of a stay under the Arbitration Law, neither will the claims against Mr Krikorian. These claims will be stayed under the Court's inherent jurisdiction. Any application to vary or lift the stay, and indeed the Article 5 stay, should be made to the Royal Court.

160. BENNETT JA:- I agree.

161. COLLAS JA:- I agree.

Authorities

Arbitration (Jersey) Law 1998.

Companies (Jersey) Law 1991.

Consolidated Resources-v-Global Gold and Others [2014] JRC 169.

Artemis Trustees Limited and others v KBC Partners LP (claim no. BVIHC (Con) 137 of 2012).

Fulham Football Club v Richards and another [2012] 1 All ER 414.

Companies Act 2006.

Arbitration Act 1996.

Exeter City Association Football Club Limited v Football Conference Limited [2004] 4 All ER 1179.

Makarenko v CIS Emerging Growth Ltd [2001] JLR 348.

Arbitration Act 1950.

Russell v Russell (1880) 14 Ch. D. 471.

Common Law Procedure Act 1854.

Radio Publicity (Universal) Ltd v Compagnie Luxembourgeoise de Radiodifusion [1936] 2 All ER 721.

Arbitration Clauses (Protocol) Act 1924.

Arbitration (Foreign Awards) Act 1930.

Arbitration Act 1934.

Paczy v Haendler & Natermann [1979] FSR 420.

Camilla Cotton Oil Co v Granadex SA [1976] 2 Lloyd's Rep 10 (HL(E)).

Cunningham-Reid v Buchanan-Jardine [1988] 1 WLR 678 (CA).

Arbitration (Amendment) (Jersey) Law 1999.

Ashville Investments Ltd v Elmer Contractors Ltd [1989] 1 QB 488 (CA).

Watson v Prager [1991] 1 WLR 726.

United Capital Corporation v Bender [2006] JLR 269.